EXHIBIT 10.1



                 TRANSPORTATION, MAINTENANCE, & LEASE AGREEMENT

                                     BETWEEN

                           AMTRAK AND FUN TRAINS, INC.

                                 --------------

         THIS PURCHASE OF TRANSPORTATION AND MAINTENANCE SERVICES & LEASE AGREEMENT (the "Agreement"), dated as of the 28th day of April, 1997, is entered into by and between Fun Trains, Inc. ("Operator" or "FTI"), a Florida corporation having its principal office at 3700 North 29 Avenue, Suite 202, Hollywood, FL 33020, and the National Railroad Passenger Corporation ("Amtrak"), a District of Columbia corporation having its principal office at 60 Massachusetts Avenue, N.E., Washington, D.C. 20002.

         WHEREAS, Operator has negotiated agreements with CSX Transportation ("CSXT"), the Florida Department of Transportation ("FDOT") and the Orlando Utilities Commission ("OUC") to operate an entertainment passenger train service over tracks owned by those entities between the Miami/Fort Lauderdale and Orlando areas in Florida; and

         WHEREAS, Amtrak is engaged in the business of providing intercity passenger rail transportation and has a statutory exclusive right to provide such intercity rail passenger service; and

         WHEREAS, Operator wishes to have Amtrak's consent to run the service with Amtrak providing certain equipment, train and engine crews and maintenance services; and

         WHEREAS, Operator takes full responsibility for the operation of the proposed Florida Fun Train service and any liability resulting therefrom; and

         WHEREAS, Amtrak is willing to provide the requested consent and services, all under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.  SCOPE OF AGREEMENT

         A. TRANSPORTATION. During the term of this Agreement, Amtrak will supply train and engine crews daily to transport the Florida Fun Train between the Miami/Fort Lauderdale and Orlando areas and to deadhead that train between Miami/Fort Lauderdale and Amtrak's Hialeah facility, in accordance with the schedule set forth in Attachment A, attached hereto and incorporated herein (the "Service").

         B. EQUIPMENT. The Florida Fun Train Service will consist of 9 cars initially (growing to 12 and perhaps 15) provided by Operator ("FTI Cars"), 1 baggage car (another "FTI Car" provided by Operator or purchased or leased from Amtrak), and three locomotives leased from Amtrak, all under the care, custody, and/or control of Operator. The initial and future consists may be slightly modified from time to time by Operator, subject to a corresponding increase or decrease in Amtrak charges. In such an event, Operator shall provide advance written notice to Amtrak to permit an orderly adjustment of the services.


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The planned equipment is also set forth in Attachment A. The Equipment Lease
Agreement for the Amtrak locomotives is incorporated into this Agreement as Attachment B. FTI has the option to purchase a baggage car from Amtrak at fair market value or to provide its own. The leased equipment and the FTI Cars are referred to collectively as the "Equipment."

In the event one or more pieces of the Equipment become disabled, and Operator requests substitution thereof, Amtrak shall make a good faith effort to furnish suitable replacement(s) as soon as possible. However, it is clearly understood that Amtrak is under no obligation to provide such replacements and that additional compensation will be required for any replacement Equipment that is provided.

         C. MAINTENANCE. Amtrak will allow Operator to use Amtrak's Hialeah Facility as its home base for maintenance and storage of the Equipment and will provide maintenance, repair and related services to Operator in accordance with the terms and conditions stated herein.

         D. MOBILIZATION. Operator will also fund expenses required to start up the Florida Fun Train such as custom modifications to the leased equipment and to the Hialeah Facility to accommodate the new train and to prepare the people who will work on it. Operator will also construct an appropriate terminal facility at the Orlando Airport to include provisions for a crew base facility for Amtrak personnel and for equipment servicing requirements. All planned mobilization expenses will be subject to prior review by the Operator and explicit approval where discretionary.

         E. LIMITATION. Amtrak's responsibilities in relation to the Florida Fun Train are limited to the specific services described in this Agreement. Amtrak relies upon this limitation as a material condition to its entering into this Agreement. Amtrak does not undertake to make any use of or recourse to its existing agreements with CSXT and FDOT, or to its special statutory rights (such as but not limited to the right to priority dispatching) in providing the services under this Agreement. Furthermore, Amtrak provides these services to Operator as an independent contractor, and not as a common carrier, and Amtrak has no responsibility to any passengers or employees of the Florida Fun Train or any other persons doing business or otherwise having a relationship with FTI. This Agreement does not create any rights in any party not a signatory to this Agreement.

         F. AMTRAK CONSENT. On the basis of, and in reliance on, the terms contained in this Agreement, Amtrak consents to Operator providing the Florida Fun Train entertainment passenger train service between Fort Lauderdale and Orlando, for the duration of this Agreement.

         G. FUTURE OPERATIONS. This agreement marks the start of a relationship that both parties hope will lead to new business opportunities, and in particular, additional trains in Florida and elsewhere in the U.S., operated by FTI or First American Railways, or their affiliates or subsidiaries, with transportation and maintenance services provided by Amtrak.

         H. COVENANT AGAINST COMPETITION. Amtrak shall neither operate directly for itself nor contract with other private parties to provide a similar entertainment train service between the Miami/Fort Lauderdale and Orlando areas that would compete directly with the Florida Fun Train. Amtrak will also coordinate future schedule planning with the Operator for Amtrak's own services to minimize any adverse impact on the Florida Fun Train. Similarly, Operator shall coordinate its service planning with Amtrak, and both parties will attempt to work out joint ticketing and other mutually beneficial arrangements, including potential Amtrak use of the Orlando Airport Station.

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2.  TERM OF AGREEMENT

         This Agreement begins on the date first written above and continues in full force and effect for fifteen (15) years following the start of the Florida Fun Train service on a commercial basis, unless terminated earlier pursuant to this Agreement. The agreement may also be extended beyond this initial term by mutual consent of the parties.

3.  EQUIPMENT, TRANSPORTATION, AND PASSENGER RESPONSIBILITIES

         A. GENERAL. Operator has full responsibility for ensuring that all Florida Fun Train operations follow all governmental, commercial, and Amtrak requirements relevant to those operations, especially those related to employee and passenger safety. This would include any obligations that would arise by virtue of Amtrak being held to common carrier standards, a position clearly unintended by this Agreement.

         B. AVAILABILITY AND CONDITION OF EQUIPMENT. Operator is responsible (through maintenance contracts with Amtrak and otherwise) for making the Equipment available and operationally reliable to permit on-time performance. Amtrak is under no obligation to move the Equipment unless it is in good working order and meets all Federal Railroad Administration ("FRA"), Association of American Railroads, and Amtrak mechanical and engineering standards. As previously noted, Amtrak has no obligation to provide substitute equipment but will, if requested, attempt to do so.

         C. ON-BOARD SERVICE. Operator is responsible for all on-board service and for passengers, such service to be executed safely and with due regard for Amtrak's public image and position.

         D. TRANSPORTATION SERVICE. Amtrak agrees to use its best efforts to fulfill the schedule set out in Attachment A. However, Amtrak does not guarantee that schedule and reserves the right to change the route and to change or omit any scheduled stops or cancel any train movement at any point, in consultation with the Operator, if in Amtrak's judgment it is required by mechanical or operating conditions. If any such conditions arise requiring the delay of any train movement, Amtrak will proceed with that train movement at the earliest possible time thereafter.

         E. DISRUPTIONS. In the event of disruptions enroute which cause Amtrak to cease operation on any train movement, Amtrak will coordinate arrangements for disposition, enroute setout, and pickup of the Equipment with the operating railroad. In such event and in consultation with the Operator, Amtrak will also attempt to provide alternate bus transportation for Operator's passengers and crews around a disruption. Any associated expenses incurred by Amtrak for enroute disruptions or cancellations will be reimbursed by Operator. If a train movement is canceled for mechanical or operating reasons within Amtrak's reasonable control, Amtrak will provide Operator with a credit for such cancellation.

         F. AMTRAK'S OPERATING AUTHORITY. Notwithstanding Operator's ultimate responsibility for the Florida Fun Train service, while Amtrak is providing transportation, the Equipment and Operator's crews are at all times under the exclusive operational control of Amtrak with regard to train operations, whose instructions relating thereto must be strictly complied with. Amtrak reserves the right of access to the Equipment by Amtrak operating crews and supervision regarding safety and operating compliance matters.

         G. AVAILABILITY AND CONDITION OF FACILITIES. Operator has made its own arrangements for use of Tri-Rail's Fort Lauderdale Station and for construction and use of an Orlando Airport Station. Amtrak has no responsibility for these stations or passenger handling at them. Operator has agreed to provide an appropriate crew base and maintenance and servicing elements at the Orlando Airport Station. Amtrak will provide for equipment maintenance and storage at its Hialeah facility, making necessary improvements for the service at Operator's expense. With appropriate arrangements, Amtrak will permit Operator's employees and contractor access to the FTI Cars and leased baggage car for interior maintenance and cleaning.

4.  OPERATOR PERSONNEL TRAINING

         Operator will cause all of its crews to be trained on FRA and Amtrak safety and basic operating regulations. Amtrak will provide safety and operating training to Operator's crews at the request of and at the expense of Operator; PROVIDED, HOWEVER, that Amtrak does not undertake to perform any duty owed by Operator with respect to the training services performed and Amtrak does not assume any liability in providing training.

5.  MAINTENANCE OF EQUIPMENT

         A. ROUTINE MAINTENANCE. Amtrak will provide scheduled maintenance and cleaning of the Equipment, except for the interiors of the FTI Cars and the leased baggage car, in accordance with the Equipment supplier's maintenance instructions and current Amtrak practice. Operator will provide vendor specifications for maintenance of FTI cars. Once the interiors of the FTI cars are known, Amtrak may propose to Operator a service package for interior maintenance and cleaning by Amtrak personnel.

         B. REPAIRS. Also with the exception of the interiors, Amtrak will perform all repairs which, in its opinion, are necessary to the safe and proper operation of the Equipment. Such repairs shall be performed at a suitable facility, following appropriate vendor specifications and current Amtrak practice. Where repair or maintenance work is discretionary, Amtrak will obtain Operator's authorization before performing such work.

         C. SERVICES AWAY FROM HOME BASE. Amtrak will arrange for the Equipment's mechanical needs, with the exceptions previously noted, while the Equipment is located away from the Hialeah Facility. This includes services at the Orlando Airport station and at Amtrak's remote facilities when required for heavier duty inspection and repair. Operator will provide appropriate facilities for the performance of work required at the Orlando arrival and departure location, including water and electrical service and access for the delivery of fuel and other needs. Operator will also be responsible for transportation of the Equipment to locations other than Hialeah and Orlando for other maintenance as necessary.

         D. REGULATORY COMPLIANCE. In performing their respective obligations under this Agreement, both Operator and Amtrak (as Operator's contract equipment maintenance provider) will comply with all safety and environmental regulations, directives and instructions of the FRA and all governmental authorities regardless upon whom such requirements are, by their terms, nominally imposed. In performing their respective obligations under this Agreement, each party shall be responsible for the payment of any fines assessed by any state or federal regulatory or administrative agency in connection with the specific duties each party has agreed to perform.

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



         E. INITIAL INSPECTIONS. Before put into service under this Agreement, each of the FTI provided cars must be approved by Amtrak for passenger operations. This will involve a review of plans and in-plant inspections by Amtrak personnel at the expense of Operator or its designee. It is understood that Operator has employed technical consultants and plant inspectors to help ensure work quality, and Amtrak will coordinate directly with them. Notwithstanding this coordination and the fact that Operator's equipment supplier may be the ready source of payment for Amtrak review services, all responsibility for equipment acceptance and payment rests with the Operator.

         F. RIGHT OF ENTRY. All employees or agents of Operator must comply with all Amtrak procedures, including signing a waiver statement, before being permitted to enter onto Amtrak property.

         G. STORAGE AND UTILITY SERVICES. Amtrak will provide storage and utility services for the Equipment and for its daily maintenance and repair. The services may require track, utility, and parts storage modifications to the Hialeah Facility at the expense of Operator.

         H. SECURITY. Amtrak will make good faith efforts to provide a safe and secure base for the Equipment while at the Hialeah Facility, as it does for its own equipment. Amtrak does not, however, assume any responsibility for loss or damages that may occur to the Equipment when located at the Hialeah Facility. Operator assumes full responsibility for determining and fulfilling the security needs of the Equipment while at the Hialeah Facility.

         I. PARTS. Operator will provide an adequate initial and continuing supply of parts not ordinarily on hand at the Hialeah Facility and a container for storing those parts. A procedure for the procurement, billing, and inventory of all parts shall be agreed to by the parties.

6.  FEES AND METHOD OF PAYMENT

         A. The schedule of charges and rates, to the extent known at this time, is set forth in Attachment C, generally providing for compensation for Amtrak services and materials on a cost-plus basis. These charges and rates (e.g. wages, benefits and supervision rates, materials handling rates, overhead rates, and insurance premiums if applicable) are subject to periodic change and annual adjustment by Amtrak as reflects its normal changes in cost. Likewise, minor variations in manpower levels may occur periodically to ensure proper performance of the Services.

         B. The total estimated compensation under this contract is $500,000 for mobilization and $4,109,392 annually for initial operations, maintenance, and leased equipment (plus $350,000 for insurance option if elected). These amounts are also described in Attachment C and may vary as the services become better defined, but they are considered representative of necessary cost items.

         C. For mobilization, Operator shall pay Amtrak the sum of $200,000 within ten days of the signing of this agreement, followed by three additional payments of $100,000 each at 30 day intervals thereafter. Any increase or decrease in the final mobilization expense shall be invoiced accordingly.

         D. Beginning with first operation around October 1, 1997, Operator shall also pay monthly, in advance, the sum of $340,000 (or more if insurance option is elected) representing the estimated monthly operating expense. Invoicing on a monthly basis, in arrears, will provide for rolling adjustment to actual costs for annual operations, maintenance, and leased equipment.

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         E. If FTI elects to purchase a baggage car from Amtrak, one shall be made available in "as is" condition at fair market value, the price of which shall not exceed $75,000. Payment shall be made in six monthly installments at 10% annual interest.

         F. Except where payment is called for in advance, Operator shall pay Amtrak all sums due hereunder within thirty (30) days of receipt of a monthly invoice. Interest charges, accruing at the lesser of 1.5% per month or the reference lending rate of the Bank of America, N.A.&S.A. will be owed on any late payments.

         G. Operator is entitled to a credit of $1,000 for any canceled train movement where cancellation is due solely to mechanical or operating causes within Amtrak's reasonable control.

         H. Operator is also entitled to a credit against equipment lease charges if any of the Leased Equipment is not available for its intended use due solely to mechanical or operating reasons within Amtrak's reasonable control.

         I. If Operator defaults in any payment obligation under this Agreement, Amtrak may cancel further movement of the Equipment without refund upon notice to Operator, in addition to seeking all other remedies. Any such cancellation does not waive Amtrak's right to any payment due hereunder.

         J. Amtrak may reopen the compensation terms of this Agreement every two years to account for other increases in its cost of providing services under this Agreement. Absent Amtrak's written agreement otherwise, any new compensation terms will be retroactively effective to the date Amtrak's notice was received.

         K.       Operator will send payments to:
                           Michael F. Dickter
                           Controller, Amtrak Intercity
                           National Railroad Passenger Corporation
                           210 South Canal Street, Room 560
                           Chicago, IL 60606

7.  INDEMNITY, LIABILITY AND PROPERTY DAMAGE INSURANCE

         A. Operator will defend, indemnify, and save harmless Amtrak, its officers, employees, agents or servants, successors, assigns, and subsidiaries, irrespective of any negligence or fault on their part (including gross negligence and willful and wanton acts), howsoever the same occurs or is caused, from any and all claims, liabilities (including liabilities assumed pursuant to indemnity contract), damages, or expenses of any kind, including attorneys' fees, for: (1) injury to, or death of any person(s) whatsoever and (2) loss, damage, or destruction to any property, including loss of use, which arises out of or relates to the use, occupancy, parking, storage, handling, or movement of the Equipment, or to the service of food and/or liquor in connection with the Florida Fun Train service; and Operator hereby releases and waives any claim against Amtrak, its officers, employees, agents, or servants, irrespective of any negligence or fault on their part, howsoever the same occurs or is caused, for any loss, damage, or destruction of the FTI Cars, equipment leased by Operator from Amtrak, or other property owned by or in the care, custody or control of Operator.

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         B. Operator will defend, indemnify and save harmless Amtrak, its officers, employees, agents, or servants, successors, assigns, and subsidiaries from any kind and all claims, liabilities, damages, or expenses of any kind, including attorney's and arbitration panel fees, arising out of any and all claims for labor protection or other claims under any collective bargaining agreement, or work stoppage actions, related to this Agreement or the Florida Fun Train service.

         C. The indemnification obligations under this Section are not limited by the existence of any insurance policy or by any limitation on the amount or type of damages, compensation, or benefits payable by or for Operator under Workers' Compensation Acts, Disability Benefit Acts, or other Employee Benefits Acts, and will survive the termination of this Agreement for any reason. Amtrak will give Operator prompt written notice of any lawsuit or written claims which are reasonably likely to give rise to a claim for indemnification under this Agreement. Amtrak will, upon reasonable request of Operator, provide to Operator such information that is in its possession relating thereto. Amtrak will not settle any such matter without the prior written consent of Operator.

         D. Operator will procure and maintain, at its own cost and expense, during the entire period of performance under this Agreement, the types of insurance specified below. Operator will submit a certificate of insurance giving evidence of the required coverages prior to the commencement of the movement of the Equipment and on an annual basis thereafter. Amtrak may refuse to make any movement until the required certificate of insurance has been furnished. All insurance must be procured from insurers acceptable to Amtrak. The insurance must provide for thirty (30) days' prior written notice to be given to Amtrak in the event coverage is substantially changed, canceled, or not renewed. If the insurance provided is not in compliance with the requirements listed below, Amtrak may cease movement of the Equipment until proper evidence is provided.

         WORKERS' COMPENSATION INSURANCE

                  A policy complying with the requirements of the statutes of the jurisdictions in which the movement of the Equipment will be performed, covering all employees of Operator. Employer's Liability coverage must be included, with limits of liability of not less than Two Million Dollars ($2,000,000) each accident or illness, or as required by statute, whichever is higher.

         GENERAL LIABILITY INSURANCE

                  A policy issued to and covering liability imposed upon Operator with respect to all movements and operations to be performed and all obligations assumed by Operator under the terms of this Agreement. Products-completed operations, independent contractors, liquor, and contractual liability coverages are to be included, and all railroad exclusions are to be deleted.

                  Amtrak must be named as an additional insured with respect to operations to be performed; and the policy must contain a waiver of subrogation against Amtrak, their employees, and agents. Coverage under this policy, or policies, must have limits of liability of not less than Three Hundred Million Dollars ($300,000,000) per occurrence, combined single limit for bodily injury (including disease or death), personal injury, and property damage (including loss of use) liability. The self-retention or deductible must not exceed $100,000.

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                  In subsequent years, the minimum amount of coverage and the self-retention amount may be adjusted downward and upward respectively, by mutual agreement of the parties, in recognition of favorable claims experience or changes in the law that limit the liability of parties.

         GENERAL LIABILITY INSURANCE OPTION

                  Operator may fulfill its obligation to procure and maintain General Liability Insurance under this Section 7D by :

                   (1)independently procuring and maintaining such insurance
                      with limits of not less than $2 million and a deductible of not more than $100,000 per occurrence, and

                   (2)contracting with Amtrak to provide insurance under its
                      then existing program for the types of liability Amtrak currently assumes under Section 7.2 of its Operating Agreement with CSX Transportation (Note: Amtrak's current program includes a blanket excursion policy for the first $10 million excess of $2 million and excess policies providing limits of $190 million excess of $10 million.), and

                   (3)independently procuring and maintaining a Difference in
                      Condition ("DIC") insurance policy for all residual liability not covered in subsection (2) above, and

                   (4)independently procuring and maintaining the required
                      liability insurance with limits of $100 million in excess of $200 million.

         At its sole discretion, Amtrak reserves the right to alter its insurance program, to alter its fees, or, if the Florida Fun Train experiences adverse loss experience, to withdraw this option altogether. Moreover, Amtrak shall have the right to review and take exception to any extraordinary onboard or trackside activities.

         Amtrak will make a good faith effort to minimize insurance costs through the development of new insurance programs and alternatives that could benefit both Amtrak and Operator. Insurance charges shall also take into account the impact of legislative changes that may occur and overall program loss experience.

         PROPERTY INSURANCE

                  A policy issued to and covering any property or Equipment owned by, leased to, or used by or otherwise in the control, custody, or possession of Operator, against all risk of physical damage usually covered in a railroad property insurance policy. For purposes of property insurance, the Leased Locomotives and baggage car provided by Amtrak pursuant to Attachment B are considered Operator's property, while the Hialeah Facility is considered Amtrak's property. Operator's property insurance must carry limits sufficient to cover (i) the scheduled value of all Operator property used for activities conducted by or for the account of the Operator pursuant to this Agreement (or in the case of the leased equipment, the Casualty Values stated in the attached Equipment Lease Agreement) or a minimum of ten million dollars ($10,000,000), which ever is higher. Coverage must name Amtrak as additional insured and loss payee as its interest may appear and contain a waiver of subrogation against Amtrak. The self-retention or deductible must not exceed $100,000.

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         AUTOMOBILE

                  A policy issued to and covering the liability of Operator arising out of the use of all owned, non-owned, hired, rented or leased vehicles which bear, or are required to bear, license plates according to the laws of the jurisdictions in which they are to be operated, and which are not covered by General Liability insurance of Contractor. The policy must name Amtrak as an additional insured with respect to Contractor's operations in connection with this Agreement. Coverage under this policy must have limits of liability of not less than five million dollars ($5,000,000) per occurrence, combined single limit, for bodily injury and property damage liability.

8.  DISPUTE RESOLUTION

         If the parties have a dispute over any matter under this Agreement, they will attempt in good faith to resolve the dispute informally before resorting to any other available legal rights and remedies.

9.  FORCE MAJEURE

         Amtrak is not liable for any failure to perform or for any delay or cancellation in connection with any movement of the Equipment if such failure, delay, or cancellation is due or in any manner caused by the laws, regulations, acts, demands, orders, or interposition of any government or any subdivision or agent thereof or by acts of God, strikes, fire, flood, earthquake, weather, war, acts of rebellion, insurrection or terrorism, or any other cause beyond Amtrak's control, whether similar or dissimilar to the foregoing. Amtrak shall use all reasonable efforts to minimize the non-performance and overcome, remedy, or remove such event as soon as reasonably practicable. During such an event, Amtrak shall also mitigate ongoing expenses to the fullest extent possible.

10.  DEFAULT AND TERMINATION

         A. DEFAULT. Operator will be in default if any of the following events occur: (i) any Federal, State or local agency denies operating authority to move the Equipment, (ii) Operator, its assignee, or FAR becomes insolvent, ceases doing business as a going concern, or is the subject of a petition in bankruptcy or reorganization, or (iii) Operator fails to keep, perform or observe any material promise, covenant or agreement set forth in this Agreement and such failure continues for a period of thirty (30) days. Amtrak may also immediately terminate this Agreement if Operator fails to pay any amount due hereunder and such failure continues for a period of thirty (30) days after notice of the failure by Amtrak to Operator.

         B. AMTRAK RIGHTS FOLLOWING DEFAULT. Upon the occurrence of an event of default, and in addition to any other rights and remedies Amtrak may have, at its option Amtrak may: (i) declare all sums due and to become due hereunder immediately due and payable; (ii) proceed by appropriate court action to enforce performance by Operator of any and all of its obligations hereof and to recover damages for the breach thereof; (iii) demand that Operator deliver the leased locomotives and baggage car forthwith to Amtrak at Operator's expense to Amtrak's Hialeah facility; (iv) without notice or legal process, enter into any premises of or under control of Operator or any agent of Operator where the leased locomotives and baggage car may be and retake all or any part thereof, in accordance with applicable law, or (v) cease providing service until the Default (as defined above) is cured. If such circumstances occur, Operator expressly waives all rights to possession of the leased locomotives and all claims for damages related to

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



any such retaking. In addition, following default and upon notice to Operator, Amtrak may terminate this Agreement. Notwithstanding the above, Amtrak agrees that if Operator loses its trackage rights, the contract would terminate and Amtrak would not seek recovery for the fees due under the unfinished term of the contract.

         C. WAIVER. Any waiver by Amtrak of any default on the part of Operator in performance of any of the terms, covenants, or conditions hereof to be performed, kept, or observed by Operator does not constitute and may not be construed to be a waiver by Amtrak of any other subsequent default in performance of any of the terms, covenants, and conditions.

11.      ASSIGNMENT AND SUBLEASE

         Operator and Amtrak must not assign, sell, convey, transfer, mortgage, or pledge this Agreement, or in the case of the Operator, sublet the leased equipment for operation under this Agreement (except as provided in the Equipment Lease) without the prior written consent of the other party. However, assignment to a wholly owned, first tier subsidiary of Operator is anticipated and permissible.

12.      GOVERNING LAW

         This Agreement is governed by and must be construed in accordance with the laws of the District of Columbia.

13.      CONFIDENTIALITY

         Amtrak acknowledges the confidentiality of this relationship with respect to sensitive or proprietary business information and shall exercise diligence (as it does with its own business information) in protecting against disclosure of such information to any persons outside of the corporation without Operator's express written permission. Such confidential information includes but is not limited to: unique business methods and techniques of operation, unique equipment designs, supplier and subcontractor arrangements, and Operator's financial performance. All such information must be clearly marked "confidential", or if orally or visually disclosed, must be specifically asserted as confidential and followed up with written notice to that effect.

14.      FIRST AMERICAN RAILWAYS GUARANTEE

         Amtrak relies on the fact that First American Railways, Inc. primarily and unconditionally guarantees all the obligations of Operator under this Agreement, such guarantee provided for as Attachment D. Further, if Operator assigns this Agreement to a wholly owned subsidiary under Section 11, FTI shall remain responsible for all of its obligations and guarantees performance of the assignee to the same extent provided by FAR in Attachment D.

15.      NOTICES

         All notices, including but not limited to requests, notifications, and reports, given or required to be given to or by any party must be in writing, and all such notices must be either delivered by hand, sent by certified mail (return receipt requested), or sent by a nationally recognized overnight delivery service addressed as follows:

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



     If to Amtrak:                                        If to Operator:

     Allan E. Edelston                                    Thomas E. Blayney
     General Manager, Atlantic Coast Services             Vice President, Operations
     National Railroad Passenger Corporation              Fun Trains, Inc.
     3100 University Boulevard South, Suite 300           3700 North 29 Avenue, Suite 202
     Jacksonville, FL 32216                               Hollywood, FL 33020

         Notices are deemed received on the date delivered to the recipient regardless of any other date indicated thereon. Either party may change the representative and/or address to which notification will be given hereunder by notice in writing to the other party hereto.

16.  MISCELLANEOUS

         A. This Agreement constitutes the sole and entire agreement between the parties hereto and supersedes all previous oral or written understandings, agreements, commitments, or representations concerning the subject matter of this Agreement. Except as otherwise provided in this Agreement, no change or modification in this Agreement has any force or effect unless reduced to writing, dated, and executed by both parties hereto.

         B. If any provision of this Agreement is held to be unlawful, invalid, or unenforceable, it is deemed to be deleted herefrom without prejudice to the lawfulness, validity, and enforceability of the remaining provisions.

         C. Nothing in this Agreement may be construed to authorize or allow any violation of Amtrak's collective bargaining agreements.

         D. Each party hereto is deemed to be an independent contractor.

         E. The headings and captions used herein are inserted for convenience of reference only and do not affect the meaning of any provision.

         F. The provisions of Sections 1.e, 7, 10, and 14 will survive termination of this Agreement to the extent permitted by applicable law.

                               ------------------


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL RAILROAD PASSENGER                  FUN TRAINS, INC.
        CORPORATION

By:  /s/ RONALD J. HARTMAN                   By: /s/ THOMAS E. BLAYNEY
     --------------------------------------      ------------------------------
     Ronald J. Hartman                           Thomas E. Blayney
     Vice President, Planning & Development      Vice President, Operations

                                  ATTACHMENT A

                         SERVICE AND EQUIPMENT SCHEDULES

SERVICE SCHEDULE:  (Shaded areas are passenger times)


                              MON-THUR        FRIDAY      SATURDAY    SUNDAY
                              --------        ------      --------    ------

Hialeah (DP)                    7:46am        5:16am         -           -
Ft. Lauderdale  (AR)            8:30am        6:00am         -           -

Ft. Lauderdale  (DP)          10:30am         8:00am         -           -
Orlando (AR)                   2:50pm        12:20pm         -           -

Orlando (DP)                   4:30pm         1:50pm       9:00am      8:00am
Ft. Lauderdale (AR)            8:50pm         6:10pm       1:20pm     12:20pm

Ft. Lauderdale (DP)            9:20pm           -            -           -
Hialeah (AR)                  10:05pm           -            -           -

Ft. Lauderdale (DP)               -           7:40pm       3:00pm      1:50pm
Orlando (AR)                      -          12:00am       7:20pm      6:10pm

Orlando (DP)                      -              -           -         7:40pm
Ft. Lauderdale (AR)               -              -           -        12:00am

Ft. Lauderdale (DP)               -              -           -        12:30am
Hialeah (AR)                      -              -           -         1:15am


EQUIPMENT SCHEDULE:

STARTING SERVICE  EXPANDED SERVICE

        4                  4          Entertainment Cars - FTI
        5                  8          Food Service Coaches - FTI
        1                  1          Baggage Car - FTI or Purchased or Leased
      ---                ---           From Amtrak
       10                 13

        2 (+1 protect)     2 (+1 protect)  F-40 Locomotives - Leased from Amtrak

NOTE: The equipment configuration assumes both locomotives at the head-end of the train.

                                  ATTACHMENT B

                            EQUIPMENT LEASE AGREEMENT

                                   BACKGROUND

       Fun Trains, Inc. ("FTI" or "Operator"), a corporation organized under the law of the State of Florida, with its principal office at 3700 North 29 Avenue, Suite 202, Hollywood, FL 33020, desires to lease from the National Railroad Passenger Corporation ("Amtrak"), a corporation organized under 49 USC Section 24101 ET SEQ. and the laws of the District of Columbia, with its principal office at 60 Massachusetts Avenue, N.E., Washington, D.C. 20002, three locomotives for use in its Florida Fun Train service. Under a separate Transportation and Maintenance Agreement, executed simultaneously with this Equipment Lease Agreement (and into which this Equipment Lease Agreement is incorporated by reference), Amtrak agrees to provide operating crews for the locomotives (and other related services) for the Florida Fun Train service. Amtrak is willing to lease three locomotives to FTI under the following terms and conditions.

                                  THE AGREEMENT

      1.       LEASE (UNITS TO BE DETERMINED)

       Operator leases from Amtrak three F-40 diesel locomotives (with 800kw head-end power), units # ______________, ______________, and
       _______________ (collectively, the "Leased Equipment") together with all replacement parts, additions, repairs and accessories incorporated in and/or affixed to the Leased Equipment. Operator shall also have the option of leasing a baggage car from Amtrak if Operator does not supply one from its own sources or purchase one from Amtrak, in which case the baggage car would become part of the Leased Equipment.

2.     TERM

       a. Amtrak will first deliver the Leased Equipment to Operator at Amtrak's facility in Beech Grove, Indiana on or about July 1, 1997, for approximately 30 days of conditioning and then for transportation to Denver and then Hialeah, Florida (all transportation at Operator's expense) on planned dates of September 1 for the first locomotive and baggage car, September 15 for the second locomotive, and September 20 for the third locomotive. The lease term runs from first delivery (July 1, 1997) for a period of two years.

       b. FTI may renew this lease for up to three additional one-year terms by notifying Amtrak at least 60 days before expiration of the current term.

3.     CASUALTY/CONDEMNATION (CASUALTY VALUES TO BE DETERMINED)

       a. Operator will promptly notify Amtrak if any of the Leased Equipment is lost, stolen, confiscated or otherwise taken by any government entity, destroyed, irreparably damaged, permanently rendered unfit for use, or Operator and Amtrak mutually agree is damaged beyond economical limit of repair, from any cause whatsoever, other than acts or omissions of Amtrak (any such occurrence being hereinafter called a "Casualty Occurrence"). On the payment date next following the date of any Casualty Occurrence, Operator will pay Amtrak the amount of $__________________ ("Locomotive Casualty Value").

       b. Upon payment of the applicable Casualty Values, the terms of this Lease will no longer apply to the units of Leased Equipment that have suffered a Casualty Occurrence and title to and rights in such Leased Equipment will vest in Operator. Subject to availability, Amtrak may substitute another permanent locomotive or baggage car to be subject to the terms of this Lease, with appropriate adjustments to reflect the equipment provided. Also subject to availability, Amtrak may provide a temporary substitute locomotive, which the Operator will pay for on a daily rental basis until any substitute permanent locomotive can be painted the Florida Fun Train colors and otherwise be made ready for service. Operator will furnish Amtrak with certificates or other evidence of compliance with this Section 3 as may be reasonably required.

4.     WARRANTIES AND REPRESENTATIONS

       a. Operator acknowledges that Amtrak has inadequate knowledge or information as to the suitability of the Leased Equipment for Operator's purposes and Amtrak's decision to enter into this Lease is made in reliance on Operator's undertakings herein. THE LEASED EQUIPMENT IS PROVIDED AS-IS, AND AMTRAK MUST NOT BE DEEMED TO HAVE GIVEN ANY THING ELSE THAN AS-IS EQUIPMENT AND AMTRAK HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE MERCHANTABILITY, FITNESS FOR USE OR OPERATION, CONDITION OR DESIGN OF THE EQUIPMENT OR THE QUALITY OF THE MATERIAL, EQUIPMENT OR WORKMANSHIP THEREIN.

       b. Notwithstanding subpart a. above, at no charge to FTI, Amtrak will repair a catastrophic failure of any of the following locomotive components, unless such failure results from FTI's misuse, abuse, derailment, or other accident:

               (1) engine, if four or more assemblies must be replaced at any one time or if the gear train or crankshaft has failed,
               (2)   AR10 alternator,
               (3)   turbocharger,
               (4)   air compressor.

              In addition, the rent charges for a leased locomotive experiencing such failure will be abated until the repaired locomotive or a substitute is returned to FTI service.

5.     LIABILITY

       Amtrak will not be liable in contract or tort because of any defect whether hidden, latent, or otherwise discoverable or nondiscoverable respecting the Leased Equipment. Operator must not assert any claim whatsoever against Amtrak based on any representation or warranty disclaimed in Section 4. Operator further agrees, regardless of cause, not to assert any claim whatsoever against Amtrak for loss of anticipatory profits or consequential damages.

6.     COMPLIANCE WITH LAW - REPAIR AND MAINTENANCE

       Operator will comply with all applicable FRA requirements, the interchange rules of the AAR, and all other applicable laws, regulations and requirements with respect to the use, maintenance and operation of the Leased Equipment during this Lease. Nothing contained herein may be construed to require Operator to make modifications, alterations, or additions to the Leased Equipment in order to comply with applicable laws and regulations. If any modifications, alterations, or additions to the Leased Equipment is made to comply with applicable laws or regulations, Operator bears the cost of doing so. The maintenance of the Leased Equipment is addressed further in the Transportation and Maintenance Agreement into which this Equipment Lease Agreement is incorporated.

7.     APPEARANCE OF EQUIPMENT

       Operator may repaint and otherwise modify the appearance of the Leased Equipment to match the color scheme and design of the Florida Fun Train, subject to the following conditions; Operator must: (A) obtain Amtrak's advance approval of all modifications or decorations; (B) retain and maintain the Leased Equipment identification number set forth above but no other Amtrak markings, and (C) restore the Leased Equipment to its original appearance before returning it to Amtrak. Operator will not allow the name of any person, association, corporation or other entity to be placed on the Leased Equipment as a designation that might be interpreted as a claim of ownership without Amtrak's written consent to both the form and content of the placement.

8.     INSPECTION OF LEASED EQUIPMENT BY AMTRAK

       Amtrak is entitled to enter upon Operator's premises or wherever the Leased Equipment is located at any reasonable time and upon reasonable notice to inspect the Leased Equipment, provided it does not interfere with the efficient and timely operation of the Florida Fun Train service.

9.     PURCHASE OPTION

       At the end of the second year of this lease, Operator may purchase the Equipment for its fair market value at its then existing condition and location. Upon the completion of such a purchase, this Lease would terminate.

10.    RETURN OF LEASED EQUIPMENT TO AMTRAK

       At the end of the lease term, Operator will return the Leased Equipment to Amtrak's facility in Beech Grove, Indiana. The Leased Equipment is to be clean, and in the condition in which it was delivered at the start of this Lease (normal wear and tear excepted). Amtrak and Operator will jointly inspect the Leased Equipment. Operator is solely responsible for the return condition of the Leased Equipment.

11.    ASSIGNMENT AND USE BY OPERATOR

       a. Operator must not assign or sublet its interest under this Lease, or any part hereof, or permit the use or operation of the Leased Equipment by any other person, firm or corporation without the prior written consent of Amtrak. However, assignment to a wholly owned, first tier subsidiary is anticipated and permissible.

       b. Operator must not misuse, fail to maintain, sell, rent, lend, encumber or transfer the Leased Equipment, except as provided in subpart a of this Section 11.

       c. Operator must not cause the Leased Equipment to be operated, maintained or repaired outside of the United States of America.

       d. Even if consented to, an assignment or sublease does not relieve Operator of its obligations under this Lease unless Amtrak explicitly relieves Operator of those obligations in writing.

12.    ASSIGNMENT BY AMTRAK

       Amtrak may at any time assign its rights and obligations hereunder. In such event Amtrak's assignee has the rights, powers, privileges and remedies of Amtrak hereunder, to the extent provided in the assignment. However, no assignment will relieve Amtrak of its obligations hereunder. Amtrak/Assignor will notify Operator of any assignment within a reasonable time. Amtrak/Assignor will indemnify Operator for any liability Operator incurs due to Amtrak/Assignor's failure to notify Operator of such assignment within a reasonable time.

13.    NOTICES

       Unless otherwise specifically provided, any notices to be given under this Lease must be given by certified mail, postage prepaid, or express courier, in the following manner:

       a.     Notices from Amtrak to Operator must be sent to:

                    Thomas E. Blayney
                    Vice President, Operations
                    Fun Trains, Inc.
                    3700 North 29 Avenue, Suite 202
                    Hollywood, FL 33020

       b.     Notices from Operator to Amtrak must be sent to:

                    Allan F. Edelston
                    General Manager, Atlantic Coast Services
                    National Railroad Passenger Corporation
                    3100 University Boulevard South, Suite 300
                    Jacksonville. FL 32216

14.    QUIET ENJOYMENT

       So long as Operator complies with the terms and provisions hereof, Operator is entitled to the use and possession of the Leased Equipment according to the terms of this Lease without interference by Amtrak or by any party lawfully claiming by or through Amtrak.

15.    PROTECTION OF AMTRAK'S INTEREST

       a. Amtrak may, at its option, require Operator to file this Lease with the Surface Transportation Board and elsewhere to protect Amtrak's title to the Leased Equipment. Operator will execute, acknowledge and deliver to Amtrak any and all further instruments reasonably requested by Amtrak for the purpose of protecting such title. Operator will take any other reasonable action requested by Amtrak or otherwise necessary and expedient to preserve or perfect Amtrak's interest in the Leased Equipment.

       b. Amtrak retains title to all Leased Equipment. Operator must keep the Leased Equipment free from liens or claims and must not permit Amtrak's title or rights to become encumbered or impaired.

16.    REPORTS

       Operator will prepare and file any and all reports (other than tax returns) to be filed by Amtrak with any regulatory authority by reason of Amtrak's ownership or lease of the Leased Equipment (providing a copy of all such filings to Amtrak) upon request within a reasonable time before the required filing date. If Operator is not permitted to file such reports, Operator will deliver them to Amtrak.

17.    TAXES

       Operator, or Amtrak at Operator's request and expense, will report, pay and discharge when due any license and registration fees, assessments, use and property taxes, gross receipts taxes arising out of this Lease, including without limitation amounts payable under any Section hereof, and other taxes (excluding any tax measured by Amtrak's net income), together with any penalties or interest thereon, imposed by any government authority upon the Leased Equipment, whether or not assessed against or in the name of Amtrak or Operator.

18.    PERFORMANCE BY AMTRAK OF OPERATOR'S OBLIGATIONS

       If Operator fails to promptly perform any of its obligations under this Lease, Amtrak may, at its option, perform such obligations for the account of Operator without thereby waiving such default. Operator will pay Amtrak on demand any amount paid or expense (including reasonable attorney's fees) incurred by Amtrak in the performance of such obligations, together with interest at the lesser of 1.5% per month or the reference lending rate of the Bank of America, N.A.&S.A. until paid.

19.    CHOICE OF LAW

       This Lease is governed by and must be construed in accordance with the laws of the District of Columbia.

20.    MISCELLANEOUS

       a. If any statute governing any proceeding hereunder specifies the amount of Amtrak's deficiency or other damages for breach of this Lease by Operator, Amtrak is entitled to an amount equal to that allowed under such statue.

       b. Amtrak's remedies hereunder are cumulative and may be exercised concurrently or consecutively, and are in addition to all other remedies in its favor existing at law or in equity. Operator waives any requirements of law which might limit or modify the remedies herein provided, and any claim to offset against the rental payments due hereunder. Amtrak has all rights provided for in any bankruptcy act, including the right to take possession of the Leased Equipment upon any event of default hereunder, regardless of whether Operator is in reorganization.

       c. The parties' obligations, except to pay rent, are subject to force majeure (including strikes, riots, accidents, acts of God, or other causes beyond the control of the party claiming such force majeure as an excuse for non-performance), but only as long as, and to the extent that, such force majeure prevents performance of such obligations. Amtrak shall use all reasonable efforts to minimize the non-performance and overcome, remedy, or remove such event as soon as possible.

       d. Operator bears all transportation charges associated with delivering and returning the Leased Equipment.

       e. This Lease is irrevocable for the full term hereof and is binding upon and inures to the benefit of the parties and their proper successors and assigns.

       f. The provisions of Sections 4, 5 and 18 will survive the termination of this Lease.

       g. The general provisions of the Transportation, Maintenance, and Lease Agreement, to the extent applicable, are incorporated into this lease by reference.

                                -----------------


       IN WITNESS WHEREOF the parties hereto, intending to be legally bound thereby, have executed this Equipment Lease Agreement effective as of the date first above written.

                           NATIONAL RAILROAD PASSENGER CORPORATION

                           /S/ RONALD J. HARTMAN
                           ------------------------
                           Ronald J. Hartman
                           Vice President, Planning and Development

                           FUN TRAINS, INC.
                           /S/ THOMAS E. BLAYNEY
                           -----------------------
                           Thomas E. Blayney
                           Vice President, Operations



                                  ATTACHMENT C
                                  COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------
                                                         COST ELEMENTS                                        ESTIMATED COST
                                   -------------------------------------------------------------------------------------------------
             CATEGORY                      DIRECT              INDIRECT % OR FLAT RATE               FUNCTIONAL ITEM        AMOUNT
------------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION                     Labor                        79.43% Benefits & Supv       T&E Crews                   $ 1,317,821
                                   Expenses                               -
------------------------------------------------------------------------------------------------------------------------------------
MAINTENANCE                        Labor                        88.47% Benefits & Supv       Fuel                        $   621,320
                                                                 64.00% Shop Overhead        Hialeah Maint. Crews        $   633,143
                                   Expenses                               -                  Materials                   $   257,020
                                   Materials & Supp.                9.37% Handling           Subcontracts                $   163,800
                                   Fuel                             9.37% Handling           Off-site Maintenance        $    60,546
                                   Subcontract                     5.00% Management
------------------------------------------------------------------------------------------------------------------------------------
OPERATING MANAGEMENT               Labor                           55.66% Benefits           Train Manager               $    75,495
                                   Expenses                               -                  Service Disruption                 TBD
                                   Subcontract                     5.00% Management          Ongoing Training & Qual.           TBD
------------------------------------------------------------------------------------------------------------------------------------
G&A AND FEE                                  -                       15% of above            G&A and Fee                 $   469,372
------------------------------------------------------------------------------------------------------------------------------------
LEASED EQUIPMENT                   Transportation            $2/car mile (in-service tow)    Transportation              $    45,500
                                                             $25/train mile (spec. move)
                                   Lease Payment                 $425/day/unit (Loco)        Lease                       $   465,375
                                                                  $250/day (Baggage)                                              -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         SUBTOTAL ESTIMATED ANNUAL COST  $ 4,109,392
------------------------------------------------------------------------------------------------------------------------------------
INSURANCE OPTION                   Premium                         First year price          $10M x $2M (Excursion)             TBD
                                                                                             $190M x $10M                $   350,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      TOTAL ESTIMATED ANNUAL COST W/INSURANCE OPTION     $ 4,459,392

------------------------------------------------------------------------------------------------------------------------------------
MOBILIZATION                       Technical Assist.            Principal - $1,000/day       Technical Review            $       -
                                     and Training               Sr. Staff - $750/day         Acceptance-FAR Cars           (FAR Sub)
                                   Construction               (w/ up to $50,000 credit)      Hialeah Facility            $   111,900
                                   T&E                                 As above              Initial Qualifying          $   162,250
                                   Maintenance                         As above              Initial Training            $   115,734
                                                                                             Set-up & Testing            $    83,250
                                                                                             Promotional Runs                    -
------------------------------------------------------------------------------------------------------------------------------------
G&A AND FEE                                  -                 6% of above (w/ credit)       G&A and Fee                 $    26,866
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    TOTAL ESTIMATED MOBILIZATION COST    $   500,000
                                                                                ----------------------------------------------------



                                  ATTACHMENT D

                        FIRST AMERICAN RAILWAYS GUARANTEE

       First American Railways, Inc. ("FAR") is the parent corporation of Fun Trains, Inc. (FTI"), owning 100% of all the issued and outstanding voting common stock of FTI. FAR acknowledges that it directly benefits from FTI entering into the Transportation, Maintenance, and Lease Agreement ("Agreement") to which this Guarantee is attached and that the National Railroad Passenger Corporation ("Amtrak") would not have entered into the Agreement without FAR providing this Guarantee. All terms not specifically defined hereunder will have the same meaning set forth in the Agreement.

       In consideration of the foregoing, FAR hereby primarily and unconditionally guarantees the full, timely and faithful performance of all the obligations of FTI under the Agreement, including but not limited to FTI's payment obligations thereunder and to FTI's indemnity and insurance requirements. FAR expressly acknowledges that its liability hereunder is primary and will not be affected by the discharge or release of FTI's obligations, whether by operation of law or by taking or release of additional guarantors or security for performance of the Agreement.

       FAR's obligations under this Agreement will not be released by the insolvency of FTI, by impossibility of performance by FTI, or by the assertion by Amtrak of any right or remedy it may have under this Guarantee, or any waiver or failure to exercise, or forbearance in exercising, any such right or remedy. FAR's obligations under this Guarantee extend to future amendments of, and will survive any expiration or termination of this Agreement until all of FTI's obligations have been fulfilled.

       FAR expressly waives any rights it may have to: (i) presentment, demand, or notice of any kind; and (ii) any suretyship or similar defenses, including the right to require Amtrak to proceed against FTI or to pursue any other remedy against FTI. FAR agrees to pay reasonable attorney's fees and all other costs and expenses which may be incurred by Amtrak in the enforcement of this Guarantee.

       This Guarantee inures to the benefit of Amtrak, its successors, and assigns and remains binding on FAR, its successors, and assigns. This Guarantee shall remain in full force and effect notwithstanding any assignment by FTI of the Agreement or any of its rights thereunder. This Guarantee may not be revoked or assigned by FAR, and any purported revocation or assignment is null and void, unless otherwise agreed to in writing by Amtrak.

       This Guarantee is governed by and shall be construed in accordance with the laws of the District of Columbia. Any and all amounts payable under this Guarantee are due and payable upon demand by Amtrak.

       The undersigned officer of FAR is duly authorized and empowered to execute this Guarantee and bind FAR to its obligations hereunder.


Executed this 28th day of April, 1997

                                    /s/ RAYMOND MONTELEONE
                                    -------------------------------------
                                    Raymond Monteleone
                                    President and Chief Operating Officer
                                    First American Railways, Inc.